Exhibit 99.77C

SUB-ITEM 77C: Submission of matters to a vote of security holders - Toreador Core Fund

On September 12, 2017, a special meeting of the shareholders of the Toreador Core Fund (the ‘Fund’) was held for the purpose of considering the approval of the proposals which are as follows:

1.	Approval of Revisions to Fundamental Investment Restrictions:

1A.1	Borrowing Money

1A.2	Senior Securities

1A.3	Underwriting

1A.4	Real Estate

1A.5	Commodities

1A.6	Loans

1A.7	Concentration

1A.8	Diversification

2.	Approval of a New Investment Advisory Agreement

3.
NOTE: Proposal 3 is only for the Retail Class Shareholders of the Toreador Core Fund. Approval of a Reorganization of the Retail Class Shares into a Newly Created Investor Class Shares Imposing a Rule 12b-1 fee (Retail Class to vote only)

All proposals were approved by the shareholders of the Fund and were effective based on the following results:

Total outstanding shares	8834345
Retail Class outstanding shares	5707420
Total shares voted:	4756165
Retail Class shares voted	2529508

Proposal	Voted for	Voted against	Abstained:
1.
1A.1	5238283	101330	359007
1A.2	5253021	90472	355128
1A.3	5244846	98569	355206
1A.4	5251848	95324	351449
1A.5	5245403	100972	352246
1A.6	5243276	104642	350704
1A.7	5250471	90578	357572
1A.8	5256408	89508	352705
2.	5265100	91686	341835
3.	2070306	256932	202270

Exhibit 99.77C

SUB-ITEM 77C: Submission of matters to a vote of security holders - Toreador Explorer Fund

On September 5, 2017, a special meeting of the shareholders of the Toreador Explorer Fund (the ‘Fund’) was held for the purpose of considering the approval of the proposals which are as follows:

1.	Approval of Revisions to Fundamental Investment Restrictions:

1C.1	Concentration

2.	Approval of a New Investment Advisory Agreement

All proposals were approved by the shareholders of the Fund and were effective based on the following results:

Total outstanding shares	1239955
Total shares voted:	639216

Proposal	Voted for	Voted against	Abstained:
1:
1C.1	636205	2047	964
2.	636205	2047	964

Exhibit 99.77C

SUB-ITEM 77C: Submission of matters to a vote of security holders - Toreador International Fund

On August 15, 2017, a special meeting of the shareholders of the Toreador International Fund (the ‘Fund’) was held for the purpose of considering the approval of the proposals which are as follows:

1	Approval of Revisions to Fundamental Investment Restrictions:

1B.1	Borrowing Money

1B.2	Senior Securities

1B.3	Underwriting

1B.4	Real Estate

1B.5	Commodities

1B.6	Loans

1B.7	Concentration

1B.8	10% Ownership of Securities of Another Issuer

1B.9	Investments in Other Investment Companies

1B.10	Oil, Gas and Mineral Investments

1B.11	Joint and Several Trading Accounts

1B.12	Investing for Control

1B.13	Purchasing Securities on Margin

1B.14	Short Sales

2.	Approval of a New Investment Advisory Agreement

All proposals were approved by the shareholders of the Fund and were effective based on the following results:

Total outstanding shares	3123339
Total shares voted:	2430542

Proposal	Voted for	Voted against	Abstained:
1:
1B.1	2391451	38171	920
1B.2	2427649	1972	920
1B.3	2427840	1782	920
1B.4	2424840	1782	920
1B.5	2427868	1754	920
1B.6	2391451	38171	920
1B.7	2427868	1754	920
1B.8	2391479	38143	920
1B.9	2427868	1754	920
1B.10	2391404	38218	920
1B.11	2391404	38218	920
1B.12	2391432	38190	920
1B.13	2391404	38365	773
1B.14	2391432	38190	920
2.	2427967	1801	773